Exhibit 99.1

Central Garden & Pet Company Announces Fiscal Third Quarter Revenues and Profits

Fiscal 3Q 2019 sales increased 7.4% to $706.6 million; Organic sales up 0.6%

Fiscal 3Q 2019 operating margin increased 50 basis points to 9.7%

Fiscal 3Q 2019 net income increased 11.1% to $46.2 million

Fiscal 3Q 2019 diluted EPS increased to $0.80 vs. $0.79 in Fiscal 3Q 2018

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 1, 2019--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2019 third quarter ended June 29, 2019.

Fiscal 2019 Third Quarter Financial Results

Total net sales increased 7.4% to $706.6 million compared to $657.9 million in the third quarter a year ago, driven in large part by the acquisition of the remaining interest in Arden Companies, in February 2019, as well as organic growth in the Garden segment. Total Company organic sales increased 0.6%. Branded product sales of $565.6 million increased 9.4%, and sales of other manufacturers’ products of $141.0 million were relatively flat.

Third quarter operating income increased to $68.9 million from $60.8 million in the third quarter a year ago. Operating margin increased 50 basis points to 9.7% compared to 9.2%, due in part to a higher gross margin, which increased 30 basis points, as well as lower SG&A as a percent of sales. The gross margin improvement was aided by pricing and the benefits of the Company's systematic cost savings program. Corporate expenses for the period remained flat but included non-recurring costs of $1.7 million related to both the resolution of a legal matter and CEO search expenses incurred during the quarter. EBITDA for the quarter was $82.0 million versus $73.4 million in the third quarter a year ago.

Other income declined to $0.2 million compared to $2.1 million in the third quarter a year ago, primarily due to the absence of income from the Company's Arden business, which now is consolidated in the Garden segment.

Net income of $46.2 million increased 11.1% from $41.5 million in the third quarter a year ago. Earnings per diluted share increased to $0.80 in the quarter compared to $0.79 in the third quarter a year ago. The increase occurred despite a 5.4 million or 10.3% increase in the number of shares outstanding compared to a year ago, which reduced EPS by approximately eight cents.

"Led by strong results in two of our recent acquisitions and continued sequential quarterly improvement in year-over-year margin comparisons, Central resumed growing margins, operating income and EBITDA during the quarter," said George Roeth, President & CEO of Central Garden & Pet. "The growth occurred despite challenges in our Pet segment's animal health businesses, which faced significant headwinds caused in part by the difficult economic environment in the agricultural sector and extremely unfavorable weather for livestock and grain protection. We believe some of the quarterly shortfall in these businesses was related to timing and mix, and we continue to expect solid sales and profit growth in the fourth quarter compared to last year."

Roeth continued, "During the quarter, we took actions to strengthen our product portfolio. We acquired C&S Products, a manufacturer of suet and other wild bird feed products. C&S complements our existing wild bird feed business and fills a niche that previously we had to outsource for production. Also during the quarter, we exited two fashion-oriented pieces of our decor business. We made this decision due to the complexity and costs of operating the businesses, which while having made up over half of our decor revenues, were not profitable for Central. We remain committed to our terra cotta pottery business, which we will continue to operate going forward."

Garden Segment Fiscal 2019 Third Quarter Results

Third quarter net sales for the Garden segment rose 17.5% to $356.4 million, driven by the Arden acquisition and favorable organic growth, which increased 4.1% over the prior year period. Higher revenues from the Company's Bell Nursery business as well as a gain in the sales of other manufacturers' products drove the organic sales increase, which more than offset unfavorable weather conditions that resulted in lower sales of controls products. The Garden segment’s branded product sales were $294.6 million in the quarter, up 18.4% compared to the third quarter a year ago. Sales of other manufacturers’ products increased 13.8% to $61.8 million.

The Garden segment's operating income increased 29.7% to $53.1 million in the quarter from $40.9 million in the third quarter of fiscal 2018, and operating margin rose 140 basis points to 14.9%. Both operating income and margin increases were driven in large part by Arden and Bell Nursery, which helped overcome anticipated exit costs associated with the decor business. Garden EBITDA of $56.6 million was up from $43.7 million in the third quarter a year ago.

Pet Segment Fiscal 2019 Third Quarter Results

Third quarter net sales for the Pet segment decreased 1.3% to $350.2 million compared to the same period a year ago. Organic Pet sales were down 2.3%, due primarily to lower sales in the animal health and pet distribution businesses, which more than offset strength in the aquatics and dog treats businesses. The Pet segment’s third quarter branded product sales were $271.0 million, up 1.2% compared to a year ago, and sales of other manufacturers’ products were $79.2 million, a decrease of 8.8%.

The Pet segment’s operating income decreased 10.6% compared to the third quarter a year ago to $35.1 million, and Pet operating margin decreased to 10.0%, a decline of 110 basis points. Weakness in the animal health businesses, due to unfavorable weather, difficult economic conditions, and timing differences, negatively impacted third quarter operating income and margin. Changes in product sales mix and promotional expense timing in the Company's dog and cat businesses also negatively impacted Pet margins. Conversely, timing is expected to positively impact the Company's fourth quarter revenues and margins. Stronger orders already received early in the fourth quarter support this expectation. Pet EBITDA of $43.1 million was down from $46.9 million in the third quarter a year ago.

Year-to-date 2019 Summary:

Year-to-date net sales of $1,842.3 million increased 7.5% compared with $1,713.0 million a year ago, due in large part to acquisitions. Organic sales increased 0.6%, driven mainly by the Garden segment's 2.8% gain. Pet organic sales for the period declined 1.0%. Gross margin decreased 60 basis points to 30.2% from 30.8% in the first nine months of fiscal 2018 due to acquisitions. Organic gross margin during the period was relatively flat.

Operating income of $141.2 million decreased 5.3% or $7.9 million from $149.1 million in the first nine months of 2018, due in large part to lower Pet segment operating results, the impact of the inclusion of Bell Nursery for the full period compared to a year ago, and the delay of the implementation of pricing increases until the second fiscal quarter. Operating margin of 7.7% decreased 100 basis points from 8.7% in the first nine months of fiscal 2018.

Net income decreased 20.1% to $90.3 million from $113.0 million a year ago. Diluted earnings per share of $1.56 declined 27.4% from $2.15 per share, due in large part to the impact of a greater number of shares outstanding in the current year period and the positive impact from a revaluation of deferred tax amounts in the first quarter of fiscal 2018.

Additional Information

The Company's cash balance at the end of the quarter increased to $445.6 million compared to $204.4 million in the third quarter a year ago, reflecting the proceeds of the Company's equity offering in August 2018. Cash provided by operations during the quarter increased $60.4 million to $172.1 million compared to $111.7 million a year ago due to higher earnings and stronger working capital management. Total debt at June 29, 2019 was $693.1 million compared to $691.9 million at June 30, 2018. Net interest expense of $8.5 million for the third quarter decreased $1.5 million from $10.0 million in the prior-year period, mainly due to interest earned on the Company's higher cash balances during the quarter. The Company's leverage ratio at the end of the third quarter, as defined in the Company's credit agreement, was 3.0x compared to 3.2x at the end of the prior year quarter.

The Company’s effective tax rate for the third quarter of 2019 was 23.5%, compared with 21.5% for the third quarter of 2018.

2019 Guidance

The Company is changing its previous fiscal 2019 guidance of $1.80 or higher per diluted share. The Company now expects earnings per diluted share of $1.72 or higher for the current fiscal year. The reduction is driven by short-term challenges in the Company's animal health businesses, and three cents of negative impact from an unexpected legal resolution and cumulative CEO transition costs, which were not included in the Company's previous guidance.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13691792. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13691792.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, earnings guidance for fiscal 2019 expected cost and mix improvements in the second half of fiscal 2019 and new product offerings, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives, including our success in replacing our current CEO who has announced his intention to retire at the end of the current fiscal year;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impacts of recent tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

ASSETS	June 29, 2019	June 30, 2018	September 29, 2018
Current assets:
Cash and cash equivalents	$445,632	$204,388	$482,106
Restricted cash	10,924	13,978	10,899
Short term investments	119	—	—
Accounts receivable (less allowance for doubtful accounts of $15,875, $22,021 and $24,125)	395,581	348,781	275,908
Inventories, net	464,917	428,007	427,823
Prepaid expenses and other	32,453	26,735	20,562
Total current assets	1,349,626	1,021,889	1,217,298

Land, buildings, improvements and equipment—net	238,948	211,817	217,647
Goodwill	281,177	268,243	281,177
Other intangible assets—net	139,406	138,610	152,265
Other assets	55,761	67,846	38,822
Total	$2,064,918	$1,708,405	$1,907,209

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137,668	$108,129	$110,259
Accrued expenses	141,029	122,897	102,583
Current portion of long-term debt	116	119	122
Total current liabilities	278,813	231,145	212,964

Long-term debt	692,948	691,741	692,031
Deferred taxes and other long-term obligations	58,834	40,798	49,380

Equity:

Common stock, $0.01 par value: 12,145,135 shares outstanding at June 29, 2019, June 30, 2018 and September 29, 2018	121	121	121

Class A common stock, $0.01 par value: 44,081,467, 38,373,324 and 43,953,265 shares outstanding at June 29, 2019, June 30, 2018 and September 29, 2018	440	384	439

Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	589,849	392,412	590,168
Accumulated earnings	444,645	352,355	362,923
Accumulated other comprehensive loss	(1,426)	(1,153)	(1,218)

Total Central Garden & Pet Company shareholders’ equity	1,033,645	744,135	952,449
Noncontrolling interest	678	586	385
Total equity	1,034,323	744,721	952,834
Total	$2,064,918	$1,708,405	$1,907,209

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$706,575	$657,943	$1,842,266	$1,713,048
Cost of goods sold and occupancy	487,291	455,879	1,286,749	1,184,690
Gross profit	219,284	202,064	555,517	528,358
Selling, general and administrative expenses	150,413	141,245	414,312	379,232

Operating income	68,871	60,819	141,205	149,126
Interest expense	(10,676)	(10,597)	(31,930)	(28,577)
Interest income	2,178	584	6,970	1,464
Other income	180	2,126	488	542
Income before income taxes and noncontrolling interest	60,553	52,932	116,733	122,555
Income tax expense	14,212	11,395	26,031	8,802

Income including noncontrolling interest	46,341	41,537	90,702	113,753
Net income (loss) attributable to noncontrolling interest	189	(8)	356	727

Net income attributable to Central Garden & Pet Company	$46,152	$41,545	$90,346	$113,026

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.81	$0.81	$1.58	$2.22
Diluted	$0.80	$0.79	$1.56	$2.15

Weighted average shares used in the computation of net income per share:
Basic	57,319	51,134	57,021	50,938
Diluted	57,985	52,575	57,937	52,670

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales and operating income on a consolidated and segment basis, and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as substitutes for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year or future year earnings.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

(1)

During the second quarter of fiscal 2019, we recorded a preliminary, pending the finalization of the related purchase accounting, non-cash $3.2 million gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2)	During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.
(3)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, the Company recorded a provisional tax benefit of $16.3 million in the first quarter of fiscal 2018, due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current or future year earnings.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Consolidated
		June 29, 2019	June 30, 2018
GAAP operating income		$141,205	$149,126
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Non-GAAP operating income		$140,530	$149,126

Pet Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Pet
		June 29, 2019	June 30, 2018
GAAP operating income		$91,805	$108,202
Intangible asset impairment	(2)	2,540	—
Non-GAAP operating income		$94,345	$108,202

Garden Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Garden
		June 29, 2019	June 30, 2018
GAAP operating income		$101,821	$93,975
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Non-GAAP operating income		$98,606	$93,975
		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		June 29, 2019	June 30, 2018
GAAP net income attributable to Central Garden & Pet		$90,346	$113,026
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Tax effect of remeasurement and impairment		151	—
Tax effect of revaluation of deferred tax amounts	(3)	—	16,343
Non-GAAP net income attributable to Central Garden & Pet		$89,822	$96,683
GAAP diluted net income per share		$1.56	$2.15
Non-GAAP diluted net income per share		$1.55	$1.84
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		57,937	52,670

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended June 29, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q3 FY19 (GAAP)	$706.6		$350.2		$356.4
Reported net sales - Q3 FY18 (GAAP)	657.9		354.7		303.2
Increase in net sales	48.7	7.4%	(4.5)	(1.3)%	53.2	17.5%
Effect of acquisition and divestitures on increase in net sales	44.6		3.7		40.9
Increase in organic net sales - Q3 2019	$4.1	0.6%	$(8.2)	(2.3)%	$12.3	4.1%
	GAAP to Non-GAAP Reconciliation (in millions) For the Nine Months Ended June 29, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q3 FY19 YTD (GAAP)	$1,842.3		$1,028.8		$813.5
Reported net sales - Q3 FY18 YTD (GAAP)	1,713.0		1,001.5		711.5
Increase in net sales	129.3	7.5%	27.3	2.7%	102.0	14.3%
Effect of acquisition and divestitures on increase in net sales	119.5		37.2		82.3
Increase (decrease) in organic net sales - Q3 2019 YTD	$9.8	0.6%	$(9.9)	(1.0)%	$19.7	2.8%
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended June 29, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$46,152
Interest expense, net	—	—	—	8,498
Other income	—	—	—	(180)
Income tax expense	—	—	—	14,212
Net income attributable to noncontrolling interest	—	—	—	189
Sum of items below operating income	—	—	—	22,719
Income (loss) from operations	$53,103	$35,066	$(19,298)	$68,871
Depreciation & amortization	3,497	8,083	1,502	13,082
EBITDA	$56,600	$43,149	$(17,796)	$81,953

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended June 30, 2018
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$41,545
Interest expense, net	—	—	—	10,013
Other income	—	—	—	(2,126)
Income tax expense	—	—	—	11,395
Net income attributable to noncontrolling interest	—	—	—	(8)
Sum of items below operating income	—	—	—	19,274
Income (loss) from operations	$40,929	$39,242	$(19,352)	$60,819
Depreciation & amortization	2,789	7,626	2,172	12,587
EBITDA	$43,718	$46,868	$(17,180)	$73,406
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended June 29, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$90,346
Interest expense, net	—	—	—	24,960
Other income	—	—	—	(488)
Income tax benefit	—	—	—	26,031
Net income attributable to noncontrolling interest	—	—	—	356
Sum of items below operating income	—	—	—	50,859
Income (loss) from operations	$101,821	$91,805	$(52,421)	$141,205
Depreciation & amortization	8,635	24,178	4,498	37,311
EBITDA	$110,456	$115,983	$(47,923)	$178,516
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended June 30, 2018
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$113,026
Interest expense, net	—	—	—	27,113
Other income (expense)	—	—	—	(542)
Income tax benefit	—	—	—	8,802
Net income attributable to noncontrolling interest	—	—	—	727
Sum of items below operating income	—	—	—	36,100
Income (loss) from operations	$93,975	$108,202	$(53,051)	$149,126
Depreciation & amortization	6,065	21,715	7,092	34,872
EBITDA	$100,040	$129,917	$(45,959)	$183,998

Contacts

Steve Zenker
VP Finance - Investor Relations, FP&A, & Corporate Communications
Central Garden & Pet Company
925.948.3657